Exhibit 99.1

SAUSALITO, Calif.--(BUSINESS WIRE)--Sept. 7, 2006--Triton Distribution Systems, Inc. (OTCBB:TTDS - News), a web-based travel distribution service provider, has entered into an agreement with Galileo International to market their inventory worldwide. In this agreement, Galileo's inventory will be available to Triton's agencies. Similarly, the inventory that Triton has access to will be available to Galileo's agencies. This agreement provides increased content access to agencies, which meets a critical need in the travel distribution industry.

"We are very pleased to be working with Galileo," says Gregory Lykiardopoulos, Chairman and CEO of Triton Distribution Systems, Inc. "The global travel distribution industry is estimated to be $5.5 billion and with this relationship both companies have an opportunity to increase their market share."

About Triton Distribution Systems

Triton Distribution Systems is a pioneer in low-cost, business-to-business Internet-based travel distribution and procurement solutions. Triton provides the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis. Triton's proprietary products and services fill crucial needs in the travel industry, and offer product, pricing, and marketing advantages. Triton has developed a broad-based suite of products, including ReservationExpert(TM), CruiseExpert(TM) and TourExpert(TM) -- its keystone technology for use by travel agents.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

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Contact:
Triton Distribution Systems, Inc.
Netta Conyers Haynes, 415-339-4649
nettah@tritonds.com
or
Capital Group Communications, Inc.
Anthony Evans or James Hsu, 415-332-7200 (Investors)
triton@capitalgc.com